EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND
ASHFORD HOSPITALITY PRIME
Third Quarter 2014 Conference Call
October 31, 2014
10:00 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to today’s conference call to review results for both Ashford Hospitality Trust and Ashford Hospitality Prime for the third quarter of 2014 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, Deric Eubanks, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in press releases that have been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in both companies’ filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Companies are not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Companies’ earnings releases and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on October 30, 2014, and may also be accessed through both companies’ websites at www.AHTREIT.com and www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings releases together with all other information provided in the releases.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Good morning and thank you for joining us. As our third quarter results demonstrate, both the Ashford Trust and Ashford Prime platforms have continued to benefit from the positive trends we’re seeing in the lodging industry. At the same time, Ashford Trust executed several value-enhancing transactions including strategic hotel investments and refinancings designed to lower its cost of debt while increasing cash flow and strengthening its balance sheet for future investments.

In what we have come to call the Ashford group of companies, both of our platforms exhibited exceptional RevPAR and EBITDA growth. At the same time, our team is constantly searching for new strategies to unlock further value from our existing assets while also seizing on current market conditions to seek out appealing investments in the lodging sector. This same philosophy led to our upcoming anticipated spin-off of Ashford, Inc., which I’ll discuss in more detail later on. In fact, it’s this value-add philosophy which has guided our team throughout our history as a public company, and it has served us well throughout the years in delivering substantial returns for our shareholders.

I believe that we have the most highly-aligned, stable, and effective management team in the hotel industry. That’s not a statement we make lightly, but I feel justified in doing so as this management team has generated a 213% total shareholder return since Ashford Trust’s IPO in 2003, compared with a 163% return from our peers in the same time period. We have continued to outperform our peers in almost every yearly cumulative Total Shareholder Return period since our IPO. While our Ashford Prime portfolio is still relatively young as a public company, we expect to continue this record of success with Ashford Prime as well. As today’s results indicate, we are already well on our way towards that goal.

Our team is dedicated to creating maximum shareholder value because we are significant shareholders in both of our platforms. Our insider ownership in Ashford Trust is 17% and 13% in Ashford Prime. The next closest Hotel REIT peer has 4% insider ownership. Over the years, collectively we have sold very little of our stock and have made material cash purchases of shares. Back in March of this year, I purchased $500,000 of Ashford Prime stock in the open market. If you analyzed our individual holdings, you would see that the majority of our management team’s net worth is in Ashford Trust and Ashford Prime stock. It’s not surprising then why shareholder value matters so much to us, since our own capital is at risk with yours. It’s one of the major factors that distinguishes us from others in the space and we see it as a significant competitive advantage.

Now, let’s review some of the third quarter highlights. The same positive lodging sector fundamentals we saw in the first half of 2014 continued to drive RevPAR and EBITDA growth in the third quarter. Demand for U.S. lodging remains strong and we expect this will continue for the foreseeable future as projected levels of industry supply have remained at historical lows. Industry analysts concur that these fundamentals should remain consistent for some time. PKF is forecasting net supply growth of only 0.9% and 1.3% in 2014 and 2015, respectively. Currently, PKF does not see the national annual supply growth exceeding the long-run historical average until 2017. These limited supply trends are driving RevPAR forecasts, with PKF projecting that 2014 RevPAR will increase by 8.2% over 2013. Further, PKF’s projected RevPAR growth forecast for 2015 is currently 6.7%, driven by a combination of high occupancy and strong ADR growth. Presently, PKF is forecasting that the U.S. lodging industry will achieve 65% occupancy in 2015, the highest national occupancy rate since STR began reporting data back in 1987.

Our financial results in both of our platforms reflect these positive trends. In the third quarter, RevPAR for all Ashford Trust hotels increased 12.4%. This growth was driven largely by the new initiatives we implemented at Ashford and Remington, our affiliated property manager, that are designed to improve RevPAR performance. I have discussed these initiatives in detail on previous calls, so I won’t rehash those now. What’s important is that as our third quarter RevPAR performance shows, we continue to see the benefits from these actions and expect to see further improvement over time.

On the investment front, Ashford Trust acquired two hotels during the quarter including the $8 million acquisition of the 39-room Ashton Hotel in downtown Fort Worth, TX and the $50 million acquisition of the 357-room Fremont Marriott Silicon Valley. EDITDA growth for these properties year over year for the 3rd quarter has been 301% and 63% respectively. We are excited about these additions to the Ashford Trust portfolio and Douglas will discuss these acquisitions in greater detail later on the call.

As we’ve stated before, Ashford Trust continues to look for more opportunistic lodging investment opportunities and these recent acquisitions are excellent examples of this. So having capital resources readily available is extremely important to us. During the quarter, Ashford Trust continued to improve its capital structure. In July, we refinanced three mortgage loans that had a combined outstanding balance of $325 million, with new loans totaling $469 million resulting in approximately $104 million in excess proceeds after closing costs and capital expenditure reserves. We were also able to unencumber two, small hotels that we are now in the process of marketing for sale.
As previously announced, earlier this year Ashford Trust’s Board of Directors unanimously approved a plan to spin-off its asset management business into a separate publicly traded company in the form of a taxable distribution to Ashford Trust shareholders to be comprised of common stock in Ashford, Inc., a successor company of Ashford Trust’s existing advisor subsidiary, Ashford Hospitality Advisors LLC, which currently advises Ashford Prime. In connection with the spin-off, Ashford, Inc. will advise Ashford Trust. It is anticipated that Ashford Inc. will enter into a 20-year advisory agreement to advise Ashford Trust. In addition, Ashford, Inc. will continue to externally advise Ashford Prime. We have already filed an application for Ashford, Inc. with the NYSE MKT Exchange to list its shares under the symbol “AINC.” We expect this distribution to be declared sometime during November, subject to certain conditions. For additional information, please refer to the registration statement on Form S-4 of Ashford Inc., as declared effective by the SEC on October 7, 2014, and the information statement included in the Form 10, filed with the SEC on October 30, 2014. Earlier this week, in response to recent shareholder feedback which we initiated over the past several weeks to solicit feedback from many of our shareholders. We have made some enhancements to both Ashford Trust’s and Ashford Inc.’s corporate governance. Specifically, we amended Ashford Trust’s bylaws, consistent with the proposal previously approved by shareholders at the Company’s 2014 annual shareholder meeting, providing for a majority voting standard in the election of directors in uncontested elections, subject to approval of a similar amendment to the Company’s charter at the 2015 annual shareholder meeting. In addition, we amended the bylaws to permit shareholders to amend the bylaws and to reduce the threshold to call a special meeting of shareholders from 50 percent to 35 percent of the outstanding common stock, following the Company’s 2015 annual shareholder meeting. For the planned spin-off of Ashford Inc., we took into consideration the objective of protecting the company for growth while making changes in governance consistent with shareholder feedback. First, we amended the bylaws of Ashford Inc. to provide Ashford Inc. shareholders the right to call a special meeting. Second we adopted a plan to give Ashford Inc. shareholders the opportunity to vote to declassify the Board at Ashford Inc.’s first annual meeting. Third, we provided a plan to permit Ashford Inc.’s directors up for annual election to be removed with or without cause if shareholders vote to declassify the Board. Lastly, a plan was put in place to provide Ashford Inc. shareholders the opportunity to provide an advisory non-binding vote on executive compensation every three years. We believe these enhancements to the governance of Ashford Trust and Ashford Inc. demonstrate our commitment to policies and practices that best serve the interests of the companies and shareholders.
Turning to Ashford Prime, during the third quarter RevPAR for all Ashford Prime hotels increased 11.7%. Much of this performance was driven by our West Coast assets, which continue to outperform. This includes RevPAR growth of 16% for our Courtyard San Francisco Downtown, 19% for our Marriott Seattle Waterfront and 20% for our Courtyard Seattle Downtown. Flow-through at the property level was strong again this quarter, and EBITDA flow-through was 45%. We continue to be pleased with the performance of the Ashford Prime platform, and Jeremy will offer some additional details into this portfolio a little later in today’s call.

As previously announced, the Board of Directors of Ashford Trust declared a dividend of $0.12 per share for the third quarter 2014. The Board of Directors for Ashford Prime declared a third quarter 2014 quarterly cash dividend of $0.05 per share.

On the topic of Ashford Prime, it has now been about a year since we completed the spin-off of Ashford Prime from Ashford Trust. The goal of the spin-off was to create a platform with a well-defined investment strategy to only invest in hotels with RevPAR at least 2x the national average and located in major gateway and resort markets. We also set up Ashford Prime to operate at a lower leverage level than Ashford Trust with a leverage target of 5.0x net debt to EBITDA ratio. Over this last year, we have executed on our strategy of growing the Ashford Prime portfolio and delivering solid RevPAR performance while slowly de-levering the platform toward its target leverage level.

Despite executing on its investment strategy, Ashford Prime currently trades at a TTM NOI cap rate of about 7.3%. This is below where assets similar to the high quality assets in the Ashford Prime portfolio are trading in the private market. In fact, we have even seen much lower RevPAR portfolios of Comfort Inns and Summerfield Suites trade at lower cap rates than where Prime is trading today. Based on the deals we have seen trade and other market information from HVS, etc., we believe the Ashford Prime assets would trade at around a

6% TTM NOI cap rate in the private market. If Prime was valued at that cap rate, it would equate to a significantly higher stock price.

Our main goal has always been building shareholder value. Currently, we just don’t believe it’s in our shareholders’ best interests to raise common equity to grow the portfolio. It certainly makes sense for Prime to increase its asset base thus increasing its earnings stream diversification as well as the float and liquidity of the stock. But we can't do that accretively by issuing shares at these levels. Prime’s cost of equity capital is simply too high right now. So, earlier this week we announced that the Ashford Prime board approved a $100 million share repurchase program as well as a plan to sell the Courtyard Downtown Philadelphia to fund these share repurchases. We prefer not to shrink the Ashford Prime portfolio, but an asset sale of a lower RevPAR asset is our cheapest source of equity and we see an attractive investment opportunity by investing the proceeds into Ashford Prime stock. It might also show the market where private market values really are for these types of high quality assets. This is not unfamiliar territory for us, having bought back almost 50% of Ashford Trust’s outstanding shares during the last downturn. Other steps we are taking to address the discount to private market value that we currently see in Ashford Prime stock include increasing our communication and interaction with investors. We have been very proactive in engaging with investors about our platforms. Year to date, we have had over 250 investor meetings and will continue to get out on the road and attend conferences and tell our story. We are also working on improving Ashford Prime’s balance sheet by refinancing the Hilton JV and Pier House loans. On those loans, we believe we have the ability to push out the maturities while also lowering the cost of debt and increasing cash flow. We will continue to employ a conservative leverage profile for the Ashford Prime platform and will not be looking to increase debt proceeds through these refinancings. And finally, we will continue to aggressively asset manage Ashford Prime’s high quality assets to maximize RevPAR and EBITDA growth. As this past quarter shows, this portfolio is well positioned to outperform and is in great shape from a capex standpoint. We believe that if we continue to execute on these strategies and provide superior performance, the market will recognize the value of this portfolio. If it doesn’t, we remain open to exploring all options to maximize value.

In conclusion, we are very pleased with our operating performance this past quarter. Both Ashford Trust and Ashford Prime demonstrated strong RevPAR growth and are well positioned for growth in the future. We are also very excited about the prospects for our planned spin-off of Ashford, Inc., which we expect to occur shortly. Once completed, the same management team responsible for Ashford Trust’s historical outperformance will now be the external advisor to Ashford Prime and Ashford Trust. This will offer our team greater flexibility to leverage the resources of both platforms, putting us in a better competitive position when pursuing investment opportunities. Our shareholders will also benefit, as the Ashford family of companies is structured to ensure the alignment of management’s interests with shareholders. Also, investors will have greater flexibility to pick the investment strategies that best fit their needs. For example, since the advisor will be a publicly traded company, if investors want to synthetically internalize management, they can just buy a share of Ashford, Inc. stock. Most importantly, through all of these platforms we believe we are well-positioned to capitalize on improving hospitality sector fundamentals. We thank you all for your continued support and look forward to updating you on our progress in future calls.

With that, I will now turn the call over to Deric to review our financial performance for the quarter.

Financial Review – Deric Eubanks

Thanks, Monty.

For the third quarter of 2014, Ashford Trust reported AFFO per diluted share of $0.25 compared with $0.25 a year ago. It’s important to note that the third quarter of 2013 included the operations of the Ashford Prime hotels.

Ashford Prime reported AFFO per diluted share of $0.42 compared with $0.32 a year ago.

For the third quarter, we reported Adjusted EBITDA of $82.4 million for Ashford Trust and $24.7 million for Ashford Prime. This Adjusted EBITDA result for Ashford Prime reflected a 47% increase over the prior year.

At quarter’s end, Ashford Trust had total assets of $3.9 billion including the Highland portfolio which is not consolidated. It had $2.0 billion of mortgage debt in continuing operations and $2.8 billion overall including Highland. The total combined debt for Ashford Trust currently has a blended average interest rate of 5.3%, and is currently 47% fixed rate and 53% floating rate, all of which have interest rate caps in place. Including the market value of Ashford Trust’s OP Units of Ashford Prime, and its pro rata share of the net working capital of the Highland Portfolio, Ashford Trust ended the quarter with net working capital of $547 million.

Ashford Prime at quarter’s end had total assets of $1.3 billion. It had $765 million of mortgage debt in continuing operations which had a blended average interest rate of 5.0% and is currently 55% fixed rate and 45% floating rate, all of which have interest rate caps in place.

As of September 30, 2014, the Ashford Trust portfolio consisted of 116 hotels with 23,063 net rooms, and the Ashford Prime portfolio consisted of 10 hotels with 3,472 net rooms.

Ashford Trust’s share count currently stands at 110.9 million fully diluted shares outstanding which is comprised of 91.1 million common shares and 19.8 million OP units, while Ashford Prime’s share count currently stands at 34.5 million fully diluted shares outstanding which is comprised of 25.4 million common shares and 9.1 million OP units.

I’d now like to turn it over to Jeremy to discuss our Asset Management accomplishments for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric. This was an exciting quarter for both Ashford Trust and Ashford Prime, with each producing double digit RevPAR growth. I’d like to start by discussing Ashford Prime, where our 10 assets increased RevPAR by 11.7%, and Total Revenue by 11%. When compared to competitors, the portfolio gained 135 basis points of RevPAR market share. The four west coast assets continued to perform well, with a combined RevPAR growth of 15.2%. We were also pleased with a strong quarter in Washington DC, where the Capital Hilton grew RevPAR by 11.9% driven primarily by strong group business. The exceptional top-line performance translated well to the bottom line with strong flow-throughs at the property level. Hotel EBITDA flow-through for all 10 Ashford Prime hotels was 45% and Hotel EBITDA margins increased by 116 basis points to 34.7%. Adjusting for property manager incentive fees, EBITDA flow-throughs would have been 69%.

Our management team is very pleased with Ashford Prime’s strong performance in the quarter. Portfolio RevPAR was $191, average rate was over $220 and the ten properties operated at 87% occupancy. Four out of the ten hotels maintained over 90% occupancy, while Pier House and Marriott Seattle averaged rates above $300 a night. Group room revenues grew 21% versus last year, fueling significant increases in ancillary revenues, including high-margin banquet and catering business. Overall, these results highlight the premium nature of the Ashford Prime assets, all of which are located in high-quality markets, and are among the finest properties in their respective areas.

I’d like to move on to the Ashford Trust Portfolio, where the 116 assets grew RevPAR by 12.4% and 11.1% in Total Revenue. The Ashford Trust hotels increased their RevPAR market share by 226 basis points during the quarter. All five property managers grew RevPAR by double digits in the quarter. 64 assets grew RevPAR by more than 10%, 28 by more than 20%, and 6 by more than 30%. Much of this growth came through a 14% increase in group room revenue. The Ashford Trust portfolio had Hotel EBITDA flow-through of 48%. Similar to Ashford Prime, strength in Washington DC was a significant driver of Q3 performance as Ashford Trust assets in the DC metro area grew RevPAR by 18.9% year over year.

During the 3rd quarter, we acquired two new assets in the Ashford Trust Portfolio, the 39-room Ashton Hotel in Fort Worth and the 357-room Marriott Fremont in Silicon Valley. We are already seeing evidence of the operational improvement we expected from installing Remington as the property manager at these hotels. During the quarter they together produced EBITDA flow-throughs of almost 100%.

Also, during the quarter, Ashford Trust completed a full renovation of the guest rooms at our Hilton property in downtown Fort Worth. We are very excited to offer this new product, which features a streamlined, modern design while blending in with the traditional atmosphere of the city. The newly renovated rooms, suites, and executive rooms are positioned among the finest in the city, and will appeal to business travelers, and leisure guests alike. Our asset management team continues to work alongside Remington to maximize the return to shareholders on capital expenditures.

In August of last year, Ashford Trust announced the conversion of the Beverly Hills Crowne Plaza to a Marriott, to be completed in the first half of 2015. We identified a gap in the supply of Marriott rooms in that market, with no full-service Marriott within six and a half miles of this property. At the end of the second quarter of this year, we began a full renovation in preparation for the conversion. I last shared with you the completion of a stunning model room that truly embodies our concept for the new positioning. In the third quarter, we began work on the remainder of the rooms, most recently completing the new HVAC systems. We are very excited about the upcoming opening of the Marriott Beverly Hills, which is on-schedule for the first half of 2015.
This quarter’s robust gains in RevPAR coincide with the 4th full quarter since Ashford substantially increased its focus on market share and investment in revenue enhancement initiatives. On the Ashford Asset Management team, these efforts began in July of 2013 with the creation of a comprehensive revenue optimization initiative, which has instilled an analytical, data-driven top-line culture within our Asset Management team. This revenue culture combines innovative new sources of revenue management data with rigorous and regular top-line reviews with our brand management partners to enhance our hotels’ revenue optimization strategies. We recently conducted comprehensive reviews of all of our properties’ negotiated corporate account RFP strategies. These reviews were data-intensive evaluations of each hotel’s top negotiated accounts’ proposed pricing taking into account stay patterns, ancillary spend, and displacement levels of higher rated transient retail demand. In addition, Remington also vastly expanded its own sales, revenue management and eCommerce resources and capabilities in the middle of 2013. The increased staffing included a 100% increase in eCommerce and revenue management coverage. In the past several quarters, I have highlighted these areas of increased revenue investments in greater detail, and I believe this quarter’s RevPAR index growth demonstrates the success of our strategies and initiatives. Continuing to optimize top-line growth will enable superior bottom-line results for investors.

I will now hand the call over to Douglas.

Capital Market Strategies – Douglas Kessler

Thank you Jeremy.

Throughout the course of 2014, Ashford Trust has made good use of favorable capital markets conditions to opportunistically address our debt maturities. At the same time, we have generated excess cash to strengthen our balance sheet and we raised equity for the two acquisitions that we completed during the third quarter.

We used the proceeds from that equity offering to acquire two hotels during the third quarter, the 39-room Ashton Hotel in downtown Fort Worth for $8 million and the 357-room Fremont

Marriott Silicon Valley for $50 million. We specifically look for transactions such as these where we see high quality assets with desirable locations and an opportunity to significantly improve the operating performance of the property by installing our affiliated property manager, Remington.

While the Ashton Hotel is a smaller deal size than what you would typically expect for Ashford Trust, we considered it an extremely attractive investment opportunity given it is the only luxury hotel in downtown Fort Worth. We expect Remington will be able to realize considerable synergies since the Ashton is located two blocks from the Hilton Fort Worth, which is also owned by Ashford Trust and managed by Remington. Subsequent to closing, we financed this hotel with a $5.5 million non-recourse mortgage loan with a term of five years.

The Fremont Marriott Silicon Valley acquisition was a compelling opportunity for Ashford Trust. We acquired this hotel at a very attractive purchase price, representing an approximate 45% discount to estimated replacement cost. On a forward 12-month basis, the purchase price represents an estimated cap rate of 8.1% on net operating income, which equates to an expected 10.0x forward EBITDA multiple. The hotel is in exceptional physical condition with minimal capex needs, having recently undergone a significant renovation of approximately $8.1 million, or $23,000 per key, which was completed in 2013. The Fremont Marriott is the only full-service hotel in Fremont, which is itself a high barrier to entry, fast growing RevPAR market. This gives it considerable leverage in drawing corporate demand from the large number of technology companies headquartered in the immediate area. The hotel offers market leading amenities and 15,000 square feet of meeting space. Now that we have installed Remington as the property manager, we have already seen markedly improved operating performance at this hotel. We financed the hotel with a $37.5 million non-recourse mortgage loan that bears interest at a floating-rate of LIBOR + 4.20%, and the loan has a two-year term with three, one-year extension options.

In terms of financing activity during the quarter, in late July Ashford Trust successfully refinanced three mortgage loans with a combined outstanding balance of approximately $325 million for $469 million. For additional information including terms, I’ll refer you to the Ashford Trust press release dated July 28, 2014. In summary, the refinancing resulted in excess net proceeds, after closing costs and capital expenditure reserves, of approximately $104 million, and unencumbered two hotels, the Hampton Inn Terre Haute and the Homewood Suites Mobile which we have listed for sale.

We continue to see favorable conditions and lending terms in the debt market as spreads keep tightening, LTVs rise and debt yields shrink. So, you can expect us to pursue similar refinancings in the future as we continue to proactively manage our debt maturity schedule. Ashford Trust will likely continue to take a more opportunistic view on leverage and liquidity, while Ashford Prime will continue to be more conservative in its use and structure of leverage.

The third quarter was relatively quiet for Ashford Prime. We saw a lot of activity earlier this year following the spin-off, including the January public offering of 9.2 million shares of common stock and the acquisitions of the 415-room Sofitel Chicago Water Tower and the 142-room Pier House Resort, which demonstrate this platform’s well-defined investment focus on high RevPAR hotels in gateway and resort locations. We remain committed to growing this platform, but as we’ve stated previously we will only do so only in a manner that is accretive to shareholders. Meanwhile, we see the stock buyback as a better alternative to hotel purchases currently. As Monty mentioned earlier, we remain open to exploring all avenues to maximize value for our shareholders. Note our other option property, the Marriott Gateway in Crystal City, has a 12-month exercisable term that runs from May 2014 to May 2015. Given Ashford Prime’s existing exposure in the DC market with the Capital Hilton, and the current price of Ashford Prime stock, we do not expect Ashford Prime to exercise that option in the near term unless these conditions change.

Our deal pipeline remains strong as we continue to see the strategic benefits of having two investment platforms. However, while Ashford Trust will continue to be more opportunistic, Ashford Prime has a well defined strategy. So, while we continue to review many potential deals, the ones we will pursue for each platform will depend on the marketed and off-market deal flow along with each company's respective cost of capital. We’re seeing more portfolio opportunities coming to market, which is typical at this point in the real estate cycle. Our two platforms in Prime and Trust offer us an advantage, as we can leverage both platforms to mix and match assets and capital to maintain a strong competitive bidding position against the private equity funds.

We are looking forward to the pending launch of Ashford, Inc. Ashford seeks to increase its income stream through the growth of existing platforms, if any, and the potential launch of future businesses including: select service platform, a mortgage lending platform, and a real estate oriented hedge fund. Other avenues of growth include starting or buying companies that can offer services or goods to the various hotels that the Ashford platforms own. We released information recently that pointed to annual EBITDA of approximately $3.4M as estimated in our Form 8K filed on October 10, 2014. We’re very excited about the long term potential of this platform over time.

In closing, we continue to seek out attractive investment opportunities as well as alternative ways to invest in accretive growth for both Trust and Prime. This includes proactively managing our capital structure. Our focus for Ashford Trust remains opportunistic when deciding on refinancing and investment decisions. At Ashford Prime, our investment strategy is very focused on our target assets, remaining true to our objective of completing transactions that are accretive to shareholder value. Remember, our interests are closely aligned with yours because we are significant shareholders in both of these companies, holding 17% of Ashford Trust and 13% of Ashford Prime. We are invested right alongside all of you and as our track record clearly shows, we are dedicated to delivering superior returns to our shareholders.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.

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